Homeland Stores, Inc.
                             P.O. Box 25008
                     Oklahoma City, Oklahoma 73125


                                                September 19, 1997





Mr. Larry W. Kordisch
11324 Shady Glen Road
Oklahoma City, OK 73162

Dear Larry:

          The purpose of this letter is to confirm the following amendments to your employment agreement dated April 29, 1996 (the "Agreement") with Homeland Stores Inc. (the "Company").

          1. Expansion of Duties. Section 1 of the Agreement is hereby amended to provide that, in addition to serving as the Executive Vice President and Chief Financial Officer of the Company and Homeland Holding Corporation ("Holding"), commencing on the date hereof, you will be the acting Chief Executive Officer of the Company and Holding.

          2. Base Salary. Section 2 of the Agreement is hereby amended to confirm that your base salary has been increased to $160,000 per annum.

          3. Minimum Guaranteed Bonus for Fiscal 1997. Section 3 of the Agreement is hereby amended to provide that for fiscal year 1997 you will receive a minimum guaranteed bonus of $100,000 to be paid on March 1, 1998; provided, however, that you must be employed by the Company on March 1, 1998 to be entitled to receive such minimum guaranteed bonus amount.

          4.   Extension of Application of Severance.  The first clause of
Section 8 of the Agreement is hereby amended to read as follows: "If the Company terminates your employment for any reason other than Cause or Disability prior to December 31, 1999, or if you shall terminate your employment following . . . ."

          5. Special Bonus Payment. In consideration of the additional duties that you have agreed to undertake on behalf of the Company and Holding hereunder, the Company agrees to pay you a special bonus in the amount of $50,000, payable in cash on the earlier of (a) the date a new Chief Executive Officer is hired by the Company (to be payable whether or not you are the person so hired) or (b) March 1, 1998.

          6. Acting Member of Board of Directors. During the period of time in which you are serving as the acting Chief Executive Officer of the Company and Holding, you will be appointed as an acting member of the Board of Directors of the Company and Holding. Your service as an acting member of the Board of Directors of the Company and Holding will continue until a new Chief Executive Officer is hired by the Company, at which time it is anticipated that if you are the person so hired, you will be elected as a member of the Board of Directors of the Company and Holding.

          7. Continuation of Agreement. Except as amended herein, the Agreement shall remain in full force and effect.

          If the foregoing accurately sets forth the terms of the amendment to the Agreement, please so indicate by signing below and returning one signed copy of this letter agreement to me.

                                    Sincerely,

                                    HOMELAND STORES, INC.



                                    John A. Shields, Chairman of the Board


ACCEPTED AND AGREED as
of this ___ day of _________, 1997



Larry W. Kordisch




















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